AVP REPORTS CONTINUED GROWTH IN 2007;
2007 REVENUE UP 12% YEAR-OVER-YEAR

LOS ANGELES, Calif., – March 28, 2008 – AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced record financial results for its full year ended December 31, 2007. AVP generated record revenue of $24.1 million in 2007, an increase of 12% year-over-year.

2007 Milestones:

•	Record annual revenue of $24.1 million, a 12% increase from $21.5 million in 2006.
•	AVP extended title sponsorship agreement with Crocs to title AVP Crocs Tour through end of 2012 season.
•	Sponsorship/advertising revenues up 11% year-over year.
•	Added MyNetwork TV as a television partner in 2007 to join NBC and Fox Sports Net for domestic coverage; AVP was seen in over 125 countries internationally in 2007.
•	Entered a five-year agreement with Australian Volleyball Federation to begin promoting the Australia tour in 2008
•	Partnered with Anschutz Entertainment Group to produce first-ever indoor beach volleyball national tour—Hot Winter Nights in 2008

“The AVP continues its revenue growth after a successful 2007 season. We are especially excited for our AVP athletes shooting for gold in the 2008 Olympics in Beijing, China,” said Leonard Armato, Chief Executive Officer of AVP, Inc. “We have 18 events scheduled for the 2008 Crocs AVP season. We also continue to make solid progress attracting new sponsors and advertisers and renewing and extending our existing agreements. Our title sponsorship with Crocs, which is also sponsoring our Australian series, has been extended to 2012. The Company continues to have in place sponsorship agreements with Bud Light, Gatorade, Nautica, Paul Mitchell, Jose Cuervo Tequila, Wilson, McDonald’s Nature Valley and Hilton.”

“Our promoter-based operating model continues to increase our visibility and awareness in local key markets. In 2008 we will again be working with pre-eminent sports promoters such as the Brooklyn Sports & Entertainment Group, Hicks Sports Marketing Group, Miami Heat Enterprises and San Francisco’s Giants Group Enterprises, to name a few. The transition to a promoter model is enabling us to better extend our brand into the local communities.”

“We remain focused on continued revenue growth, managing our expenses and expanding our brand. We are looking forward to an exciting 2008 schedule and increased exposure to beach volleyball during the 2008 Olympics.”

2007 Financial Results

Total revenue for 2007 reached a record $24.1 million, a 12% increase over total revenue of $21.5 million for 2006. During the course of the entire year, the majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors and advertisers along with local event revenue and ancillary revenue. AVP recognizes sponsorship and advertising revenue as well as event costs during the tour, as events occur. The Company's 2007 beach volleyball tournament season began in early April and continued through late September and as a result, the majority of AVP's revenues were recognized in the second and third quarters of the calendar year.

The Company’s net loss in 2007 was $(4.0) million, or $(0.20) per share, compared to a net loss of $(0.34) million, or $(0.03) per share, for 2006. Our ($4.0 million) net loss is consistent with the company’s net loss guidance as previously provided.

Total event costs for 2007 were $17.7 million for 18 events, compared to $14.7 million in the same period last year, which included 16 events. The average event cost during 2007 was $1.0 million, up 8% from $0.9 million in 2006. The cost increase is primarily attributable to increases in the number of events from 16 to 18, increases in network broadcast time and television production cost and an increase in prize money.

Total operating expenses for 2007 were $10.5 million, an increase of 42% from $7.4 million in 2006. Operating expenses increased primarily from the proposed transaction with Shamrock Holdings, Inc. and increases in sales and marketing expenses. Total operating expenses for 2007, excluding stock based expenses, were $10.3 million. The company had $2.3 million in cash and cash equivalents on December 31, 2007.

About the AVP, Inc.
AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 200 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2008. AVP athletes will once again be prominent representing the United States during the 2008 Olympics in Beijing, China in August. In the last Olympics in 2004 in Athens, Greece, AVP athletes won gold and bronze medals. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

Contacts:

AVP, Inc
Tom Torii
Interim CFO
(310) 426-8000
ttorii@avp.com

- Financial tables to follow -

AVP, INC
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,257,453	$5,052,636
Accounts receivable, net of allowance for doubtful accounts of $149,748 and $25,193	2,008,253	2,653,473
Prepaid expenses	388,649	242,007
Other current assets	116,393	301,477
TOTAL CURRENT ASSETS	4,770,748	8,249,593

PROPERTY AND EQUIPMENT, net	392,447	340,054

OTHER ASSETS	115,496	105,373

TOTAL ASSETS	$5,278,691	$8,695,020

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$908,020	$529,331
Accrued expenses	1,663,975	1,049,439
Deferred revenue	101,245	1,056,960
TOTAL CURRENT LIABILITIES	2,673,240	2,635,730

NON-CURRENT LIABILITIES	96,419	190,766

TOTAL LIABILITIES	2,769,659	2,826,496

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized, 47,152 and 69,548 shares issued and outstanding	48	70

Common stock, $.001 par value, 80,000,000 shares authorized, 20,490,096 and 19,751,838 shares issued and outstanding	20,490	19,752

Additional paid-in capital	39,732,837	39,077,065

Accumulated deficit	(37,244,343)	(33,228,363)

TOTAL STOCKHOLDERS' EQUITY	2,509,032	5,868,524

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,278,691	$8,695,020

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006

REVENUE
Sponsorships/Advertising (1)	$19,300,128	$17,388,458
Other	4,788,106	4,083,622
TOTAL REVENUE	24,088,234	21,472,080

EVENT COST (2)	17,744,998	14,665,430
GROSS PROFIT	6,343,236	6,806,650

OPERATING EXPENSES
Sales and Marketing (3)	3,381,577	2,573,500
Administrative (4)	7,155,897	4,847,155
TOTAL OPERATING EXPENSES	10,537,474	7,420,655

OPERATING LOSS	(4,194,238)	(614,005)

OTHER INCOME (EXPENSE)
Interest expense	(745)	(23,659)
Interest income	178,639	181,003
Gain on sale of asset	9,774	9,863
Gain on warrant derivative	-	111,042
TOTAL OTHER INCOME	187,668	278,249

LOSS BEFORE INCOME TAXES	(4,006,570)	(335,756)

INCOME TAXES	(9,410)	(800)

NET LOSS	(4,015,980)	(336,556)

Deemed Dividend to Series B Preferred Stock Shareholders	-	91,973

Net Loss Available to Common Shareholder	$(4,015,980)	$(428,529)
Loss per common share:
Basic	$(0.20)	$(0.03)
Diluted	$(0.20)	$(0.03)

Shares used in computing loss per share:
Basic	20,171,918	16,918,490
Diluted	20,171,918	16,918,490

(1) Sponsorship/advertising includes $507,800 and $252,482 in stock base contra revenue for the year ended December 31, 2007 and 2006, respectively.

(2) Event costs include stock based expenses of $0 and $1,000,000 for the year ended December 31, 2007 and 2006, respectively.

(3) Sales and marketing expenses includes stock based expenses of $94,381 and $119,942 for the year ended December 31, 2007 and 2006, respectively.

(4) Administrative expenses includes stock based expenses of $214,233 and $293,190 for the year ended December 31, 2007 and 2006, respectively.